Exhibit 10.3

(English Translation)

SUBCONCESSION CONTRACT FOR OPERATING CASINO GAMES OF CHANCE

OR GAMES OF OTHER FORMS IN THE MACAU SPECIAL ADMINISTRATIVE REGION

Between

Wynn Resorts (Macau), S.A., , henceforth simply referred as the “Concessionaire”, with its registered office in Macau at Alameda Dr. Carlos D’Assumpção, no. 335-341, Edifício Hotline, 9th Floor, registered with the Macau Commercial Registry under no. 14917 (SO), duly represented by its Director(s), Stephen Alan Wynn, married, of American nationality, holder of United States of America passport number 055142925 issued on 20/01/1998, with address at One Shadow Creek Drive, North Las Vegas, Nevada 89031, United States of America, with powers for this effect

PBL Diversões (Macau) , S.A. henceforth simply referred as the “Subconcessionaire”, with registered office in Macau at Av. Dr. Mário Soares, n.° 25, Edificio Montepio, 1.º andar, comp. 13, registered with the Macau Commercial Registry under no. 24325 (SO), duly represented by its Director(s), Rowen Bruce Craigie, married, of Australian nationality, holder of Australian Passport number L6696463, issued on 20/08/1998 with address on 8 Whiteman Street, Southbank, VIC 3006, Australia, with powers for this effect

Whereas:

It was granted by the Macau SAR to the Concessionaire a concession to operate games of chance and other games in casino, through an administrative concession contract to operate games of chance and other games in casino in Macau SAR on June 24th 2002, which was amended on 8th September 2006;

Wynn Resorts (Macau) S.A.. was authorized to sign this subconcession contract, under the provisions of Clause seventy five, number one of the concession contract executed between the Macau SAR and the Concessionaire;

It is agreed by the parties the this administrative subconcession contract to exploit games of fortune and other games in casino, which shall be governed by the following provisions:

CHAPTER 1

SUBJECT MATTER, TYPE AND TERM OF THE SUBCONCESSION

Article 1

Subject Matter of the Subconcession

1. The subject matter of the subconcession granted under this Subconcession Contract is the operation of games of chance and other games in casino in the Macau SAR of the People’s Republic of China (hereinafter the “Macau SAR”).

2. The Subconcession is based on the Concession granted to the Concessionaire for the operation of games of chance and other games in casino and is partial, as far as the Concession is concerned; the Concessionaire is exempted of its liabilities as far as the Subconcessionaire’s obligations regards, and in the terms referred to in this contract.

3.	The Subconcession does not include the following gaming activities:

(1) mutual bets;

(2)	gaming activities provided to the public, except under article 3, paragraph 7 of Law 16/2001;

(3)	interactive gaming; and

(4) games of chance or any other gaming, betting or gambling activities on board ships or planes, except under article 5, paragraph 3, subparagraph 1) and paragraph 4, of Law 16/2001.

Article 2

Purposes of the Subconcession

The Subconcessionaire undertakes to:

1.	ensure the proper exploitation and operation of games of chance and other games in casino;

2. employ only persons that have appropriate qualifications to perform their activities and to assume relevant responsibilities for the management and operation of games of chance and other games in casino;

3. exploit and operate games of chance and other games in casino in a fair and honest manner without the influence of criminal activities; and

4. safeguard and ensure the Macau SAR’s interests in the collection of tax revenue from the operation of casinos and other gaming areas.

Article 3

Governing Law and Competent Jurisdiction

1.	This Subconcession Contract shall be exclusively governed by the laws of the Macau SAR.

2. The Concessionaire and the Subconcessionaire recognize and accept the exclusive jurisdiction of the court of the Macau SAR to settle any potential dispute or conflict of interests arising between themselves or against the Macau SAR, separately or jointly with any third parties, and therefore waive their right to file lawsuit in any court outside the Macau SAR.

Article 4

Compliance with the Laws of the Macau SAR

The Concessionaire and the Subconcessionaire undertake to comply with the applicable laws of the Macau SAR and waive their right to apply regulations of a place other than the Macau SAR, inter alia to exempt themselves from performing obligations or acts that must be performed by them or that are imposed on them.

Article 5

Participation in the Operation of Games of Chance or Games of Other Forms

in Other Jurisdictions

1. The Subconcessionaire must immediately inform the Government of the Macau SAR, hereinafter the Government, of its participation, of the participation of any of its directors, of any dominant shareholder, including the ultimate dominant shareholder, or any shareholder of the Subconcessionaire holding, directly or indirectly 10% or more of its share capital, including participation in the operation through a management agreement, in the operation of casino games of chance or games of other forms in any other jurisdictions.

2. For the purpose mentioned in number 1 above, the Subconcessionaire undertakes to submit and provide or cause to submit and provide to the Government, as the case may be, any documents, information or data that may be requested by the Government, except those considered confidential by law.

Article 6

Concession System

1. To this subconcession contract the legal framework of the concession regime consisting of the legal framework which comprises the legal system for operating casino games of chance or games of other forms as approved by the Law No. 16/2001, the Administrative Regulatios No. 26/2001, the implementing rules for operating games of chance (specifically the rules stated in Article 55 of the Law No. 16/2001 and other supplemental regulations stated in the Law No. 16/2001) as well as the Concession Contract executed between the Macau SAR and the Concessionairs, shall apply.

2. Without prejudice of the obligations arising from this subconcession contract, the Subconcessionaire undertakes, before the Government, to comply with all such similar obligations as those of the Concessionaires of games of chance and other games in casino from time to time arising from the legal framework referred to in the above number one.

Article 7

Operation of the Conceded Business

The Subconcessionaire undertakes to operate the subconcession in accordance with the terms and conditions set forth in this Subconcession Contract.

Article 8

Term of the Subconcession

1.	The term of the Subconcession granted hereunder shall be June 26th 2022.

2. The provision of the preceding paragraph shall not prejudice the survival of certain provisions contained herein after the termination of the subconcession.

CHAPTER 2

PLACES FOR OPERATING AND RUNNING CASINOS AND OTHER GAMING AREAS

Article 9

Places for Operating the Subconcession

1. In the operation of its business, the Subconcessionaire may only operate games of chance or games of other forms in the casinos and other gaming areas previously authorized and categorized by the Government.

2.	The use of any other places to operate the subconcession is subject to approval of the government.

Article 10

Types of Games, Gaming Tables and Electrical or Mechanical Gaming Machines

1. The Subconcessionaire is authorized to operate all games of chance that the Concessionaire is authorized to, as well as any other games to be authorized by an Order of the Secretary for Economy and Finance, upon request by the Subconcessionaire and after consulting the Gaming Inspection and Coordination Bureau (the “GICB”). The rules for operating these other games shall be approved by Order of the Secretary for Economy and Finance, after proposal of the GICB. The Subconcessionaire is also authorized to operate any electrical or mechanical gaming machines, including slot machines, in accordance with the law.

2. The Subconcessionaire undertakes to submit to the “GICB” in December of each year, a list setting forth the number of gaming tables and electrical or mechanical gaming machines, including slot machines, that it intends to operate during the following year, together with their respective location.

3. The number of gaming tables and electrical or mechanical gaming machines, including slot machines, to be operated by the Subconcessionaire may be amended by prior notification to the GICB.

4. The Subconcessionaire undertakes to maintain and operate in its casinos a minimum diversity of games, as per the instructions of the GICB.

Article 11

Continuous Operation of Casinos

1.	The Subconcessionaire undertakes to open its casinos for business everyday of every year.

2. Without prejudice to the preceding paragraph, the Subconcessionaire may determine the daily period during which its casinos and its activities therein will be open to the public.

3. The set up of daily business hours during which the casinos and its activities therein are open to the public should be notified to the government in advance and should be posted on the entrance of the casinos.

4. The change of the daily business hours during which the casinos and its activities therein are open to the public should be notified to the Government at least three days in advance.

Article 12

Suspension of the Operation of Casinos and Other Gaming Areas

1. The Subconcessionaire undertakes to request from the Government authorization to suspend the operation of one or more of its casinos and other gaming areas for one or several days at least three days in advance.

2. The authorization set forth in the preceding paragraph is not required in case of emergency or force majeure, inter alia, in case of serious accident, catastrophes or natural disasters that seriously endanger the security of any person, and the Subconcessionaire shall promptly inform the Government and the Concessionaire of the suspension of the operation of its casinos or other gaming areas.

Article 13

Electronic Monitoring and Surveillance Equipment

1. The Subconcessionaire undertakes to install high international quality standard electronic monitoring and surveillance equipment approved by the GICB in the casinos and other gaming areas. For this purpose, the Subconcessionaire shall submit to the said authority a written application identifying the equipment it proposes to install together with the relevant technical specifications. Notwithstanding, the GICB may at any time request models or samples of abovementioned equipment.

2. If so requested by the GICB, the Subconcessionaire also undertakes to install the approved electronic monitoring and surveillance equipment in other areas adjacent to casinos and other gaming areas or other access areas or areas connecting with casinos and other gaming areas.

3. When reasonably requested by the GICB, in particular in order to ensure the high international quality standard mentioned in the first paragraph, the Subconcessionaire undertakes to cause the instation of new electronic monitoring and surveillance equipment approved by the GICB.

4. The Subconcessionaire undertakes to immediately report to the relevant public authorities any criminal facts or acts or illegal administrative acts as well as other illegal acts that it deems as serious as soon as it is aware of the same.

CHAPTER 3

SUBCONCESSIONAIRE

Article 14

Business, Address and Form of the Company

1. The Subconcessionaire undertakes to have as scope of business solely the operation of casino games of chance or other games in the casino.

2. Subject to the authorization of the Government, the scope of business of the Subconcessionaire may include activities correlated to the operation of casino games of chance or other games in the casino.

3.	The Subconcessionaire undertakes to maintain its head office in the Macau SAR and its status of company limited by shares.

Article 15

Share Capital and Shares

1.	The Subconcessionaire undertakes to maintain a share capital in an amount no less than MOP200,000,000.

2. The Subconcessionaire undertakes to increase its sharecapital if and when the Chief Executive so determines due to justifiable supervening circumstances.

3.	All share capital of the Subconcessionaire shall be exclusively represented by certificates representative of nominative shares.

4. The increase of share capital of the Subconcessionaire by means of public offering is be subject to authorization from the government.

5.	The issuance of preferential shares by the Subconcessionaire is subject to authorization from the government.

6. Without prejudice of the preceding paragraph, the establishment or issuance of types or categories of shares representing the share capital of the Subconcessionaire or the modification of such shares is subject to authorization from the government.

7. The Subconcessionaire undertakes to take necessary measures to ensure that all share capital of legal persons that hold shares of the Subconcessionaire, legal persons that hold capital contributions of the above legal person shareholders, up to the ultimate shareholders (both natural persons and legal persons) that hold capital contributions of the above shareholders are represented only by nominative shares, save for those legal persons that are listed companies with regard to the shares that are traded on a stock market.

Article 16

Transfer of Shares and Creation of Encumbrances

1. Any inter vivos transfer of or creation of encumbrances over the ownership of or rights over shares representing the share capital of the Subconcessionaire, as well as any act involving the granting of voting rights or other shareholders’ rights to persons other than the original owners, are subject to authorization of the government.

2. For the applicability of the provisions of the preceding paragraph, the Subconcessionaire shall have the obligation to refuse, under any circumstances, to record or recognize the shareholding of any entity which possesses or owns shares representing its shareholding in the share capital in violation of the provisions contained herein or the law, and it shall not expressly or implicitly recognize any effect to the above mentioned inter vivos transfer or creation of encumbrances.

3. Any transfer mortis causa of the ownership of or rights over shares representing the share capital of the Subconcessionaire shall be promptly notified to the government. The Subconcessionaire at the same time undertakes to take the necessary measures to record such transfer in its share register book.

4. Upon obtaining the permission referred to in the first paragraph, if an owner of shares representing the ownership of the share capital of the Subconcessionaire or other rights relating to such shares transfers or creates encumbrance over such ownership or rights, or grants the voting rights or other shareholders’ rights to other persons, he shall promptly notify the Subconcessionaire of the relevant fact. After the Subconcessionaire makes the relevant record in its registers or completes similar procedures, it shall notify the GICB within 30 days and shall submit a copy of the document legalizing the relevant legal acts and provide detailed information relating to any other stipulated provisions and terms.

5. The Subconcessionaire shall also take measures to obtain the permission of the government with regard to the following acts: any transfer inter vivos of the ownership of shares or other rights relating to such shares of its shareholders (both natural persons and legal persons), any transfer inter vivos of shares of the above legal person company (both natural persons and legal persons), and so on up to the transfer inter vivos of the shares of ultimate shareholders (both natural persons and legal persons) provided that such shares shall be directly or indirectly equal to 5% or more of capital contributions of the Subconcessionaire, save that this paragraph shall not apply to a listed company’s shares that are traded on a stock market.

6. The Subconcessionaire shall promptly notify the government after it is aware of the following acts: any transfer mortis causa of the ownership of 5% or more of the shares or other rights relating to such shares of its shareholders (both natural persons and legal persons), any transfer mortis causa of 5% or more of shares of the above shareholders (both natural persons and legal persons), and so on up to the transfer mortis causa of the shares of ultimate shareholders (both natural persons and legal persons).

7. The Subconcessionaire shall also promptly notify the government after it is aware of the following acts: the creation of any encumbrance over the shares representing the share capital of its shareholders, the creation of any encumbrance over the shares owned by the above shareholders, so on up to the encumbrance over the share capital of ultimate shareholders provided that such shares shall be indirectly equal to 5% or more of share capital of the Subconcessionaire, save that this paragraph shall not apply to a listed company’s shares that are traded on a stock market.

8. The provisions of the preceding paragraph shall also apply to the granting of voting rights or other shareholders’ rights to persons other than the original owners of such rights, save that this paragraph shall not apply to a listed company’s shares that are traded on a stock market.

9. The provisions of the paragraph 4, after necessary amendments, shall apply to the act of transfer of the ownership of capital contributions of share capital or other rights relating to such contributions as referred to in paragraph 5.

10. If a dominant shareholder of the Subconcessionaire, having received written instructions of a gaming control entity in another jurisdiction in which such dominant shareholder is licensed to operate casino games of chance or games of other forms, does not wish to continue to be a shareholder of the Subconcessionaire, then, the Government may authorize the dominant shareholder to transfer its shares on the Subconcessionaire share capital, provided that the written instructions received by the dominant shareholder are not due to any facts for which both the Subconcessionaire or its dominant shareholder are liable. Still, permission of the Government for the acquisition of those shares needs to be obtained.

Article 17

Issue of Bonds

Issue of bonds by the Subconcessionaire is subject to authorization from the government.

Article 18

Listing on a Stock Exchange

1. The Subconcessionaire or a company in which the Subconcessionaire holds majority shares may not be listed on the stock exchange, except with the permission of the government.

2. The Subconcessionaire shall also have the obligation to take measures to ensure that legal persons that are controlling shareholders of the Subconcessionaire and whose major business is to directly or indirectly implement projects set forth in the investment plans attached hereto will not, without prior notice given to the government, apply for listing on a stock exchange or conduct any act aiming at being accepted for listing on a stock exchange.

3. An application requesting the permission referred to in the paragraph 1 above and the prior notice referred to in paragraph 2 above shall be made by the Subconcessionaire and all the necessary documents shall be attached thereto, and the government shall not be prevented from requesting the provision of additional documents, material and information.

Article 19

Shareholding Structure and Share Capital

1. The Subconcessionaire must submit to the government in December of each year a document with the latest information of its shareholding structure and the structure of the share capital of a legal person, especially the companies owning 5% or more of the share capital of the subconcessionaire, the share capital of a legal person owning 5% or more of the share capital of such legal person, and so on up to the share capital of a natural person or legal person that is an ultimate shareholder, save that this paragraph shall not apply to a listed company’s shares that are traded on a stock market, or it must submit a statement evidencing that there is no change in the structure of such shareholders or the share capital.

2. The Subconcessionaire shall also take measures to obtain and submit to the government properly-certified statements that are signed by each of the shareholders of the Subconcessionaire and the persons mentioned in the preceding paragraph. The contents of such statements shall state the amount of share capital owned by such shareholders and shall also state that such share capital is represented by nominative shares. Such statements shall be submitted together with copies of certificate evidencing capital contributions, as well as the latest information or statement set forth in the preceding paragraph 1.

Article 20

Forbiddance of Holding Being Concurrent Member in Corporate Bodies

1. As to the operation of casino games of chance or games of other forms, the Subconcessionaire shall have the obligation not to appoint a person holding posts in the offices of the other concessionaire, or of any subconcessionaire operating in the Macau SAR or the management company of a certain concessionaire operating in the Macau SAR to serve on the Board, the shareholders’ meetings, the supervisory board or other corporate bodies of the above referred companies.

2. The Subconcessionaire must promptly notify the government of the appointment of any person to the Board, the shareholders’ meetings, the supervisory board or other corporate bodies.

3. As to the operation of casino games of chance or games of other forms, the government must promptly notify the Subconcessionaire of the appointment of any person to boards of directors, shareholders’ meetings, supervisory boards or other corporate bodies of other concessionaires operating casino games of chance or games of other forms, or of other subconcessionaires or of other managing companies operating casino games of chance or games of other forms in Macao SAR.

Article 21

Management

1. Granting of the management power of the Subconcessionaire, including the appointment and the scope of authority of the managing director, the term of such delegation and any amendment to such delegation, especially amendments involving the temporary or definitive replacement of the managing director, shall be subject to the permission of the government. For such purpose, the Subconcessionaire shall submit a draft of the resolution of the Board of Directors of the Subconcessionaire to the government including the proposal of the Subconcessionaire on the granting of management power, including identity information of the managing director, the scope of authority of the managing director and the term of delegation, also a description regarding the replacement in case of failure of the managing director to perform his duties for any reason and any resolution regarding the temporary replacement or the definitive replacement of the managing director. The granting of the management power to the managing director of the Subconcessionaire shall not take effect prior to the permission by the government in connection with the management power.

2. If the government does not approve one or several matters of the above delegation, the Subconcessionaire shall submit a newly drafted resolution within 15 days upon its receipt of the non approval of the government and, if the Government does not accept the Managing Director appointed by the Subconcessionaire, the Subconcessionaire shall submit to the Government Annex II of the Administrative Regulation 26/2001 dully compiled by the new Managing Director.

3. Unless it is permitted by the government, the Subconcessionaire shall have the obligation not to give a power of attorney or to appoint a representative so as to grant, on the basis of a stable relationship, the right to establish the legal acts relating to the operation of the enterprise in the name of the Subconcessionaire, save that this paragraph shall not apply to the power to handle daily matters, especially with public departments or authorities.

Article 22

Articles of Association and Shareholders’ Agreements

1. Any amendment to the Articles of Association (the “Articles”) of the Subconcessionaire is subject to approval from the government.

2. The draft amendments to the Articles of the Subconcessionaire shall be submitted to the government for its approval at least 30 days prior to the date of the shareholders’ meeting for reviewing the relevant amendments.

3. The Subconcessionaire shall submit to the government a copy of the certified notarization of the document within 30 days after its approval on the said meeting regarding any amendments to the Articles.

4. The Subconcessionaire shall inform the government of any proposed shareholders agreement that it has knowledge of. For such purpose, apart from taking other necessary measures, the Subconcessionaire shall also make inquiries to its shareholders whether there is any proposed agreement, especially the proposed agreement regarding the exercise of voting rights or other shareholders’ rights, 15 days prior to any shareholders’ meeting or during a shareholders’ meeting in case that such shareholders’ meeting is convened without a prior notice, and it shall inform the government of the results of taking such measures.

5. Within sixty days, the Government shall notify the Subconcessionaire whether it approves the amendments to the Articles of Association of the Subconcessionaire as well as its shareholders agreements.

Article 23

Obligation to Provide Information

1. Apart from the obligation to provide information as stipulated for the Concessionaires in the concession system set forth in Article 6, the Subconcessionaires shall have the obligations:

(1) to promptly notify the government of any situation of which it has actual knowledge that will materially affect the normal operation of the Subconcessionaire, e.g. situations regarding the liquidity and solvency of the Subconcessionaire, any material court cases instituted against the Subconcessionaire, any of its directors, any shareholders holding 5% or more of the share capital of the Subconcessionaire or any key employees of casinos, any criminal behaviors or administrative violations in its casinos and other gaming areas that the Subconcessionaire is aware of, any hostile behaviors of any senior officer or staff of the public administrative authority of the Macau SAR, including officers of the security team and law enforcement office, towards the Subconcessionaire or senior officers of its corporate bodies;

(2) to promptly notify the government of the following events: all events that may materially affect or hinder the punctual and complete performance of any obligations or that may impose exceedingly onerous liabilities under this Subconcession Contract or all events which may constitute a reason for termination of the subconcession in accordance with the provisions of Chapter 19;

(3)	to promptly notify the government of any of the following facts or matters:

1. the fixed or contingent, regular or special reward received by the directors of the Subconcessionaire, financiers of the Subconcessionaire and major employees who hold key posts in the casinos in the form of wages, remuneration, salaries or service fees or in other forms and the mechanism of profit sharing of the Subconcessionaire by the aforesaid entities (if any);

2. the benefits existing or to be established, including profit distribution;

3. the management contracts and services contracts existing or offered by the Subconcessionaire.

(4) to promptly submit to the government certified copies of the following documents:

1. evidence or contracts or other documents describing the reward set forth in the preceding subparagraph 1;

2. evidence or contracts or other documents describing the benefits existing or to be established or profit distribution;

3. the management contracts and services contracts existing or offered by the Subconcessionaire.

(5) to promptly notify the Government of any imminent or predictable material adverse changes in the economic and financial situation of the Subconcessionaire of which it has knowledge as well as material changes in the economic and financial aspects of any of the following entities:

1. the controlling shareholders of the Subconcessionaire;

2. the entities having closely associated with the Subconcessionaire, especially those undertaking or warranting that they will provide finance to the investment to be made or obligations to be borne by the Subconcessionaire in accordance with the provisions of contracts;

3. the shareholders owning 5% or more of the Subconcessionaire’s share capital who undertook or warrant to provide finance to the investment to be made or obligations to be borne by the Subconcessionaire.

(6) to promptly notify the Government that the annual turnover between the Subconcessionaire and a third party has reached MOP 250 million or above;

(7) to submit to the GICB in January of each year documents setting forth all bank accounts of the Subconcessionaire and their balances;

(8)	to promptly provide supplemental or additional information as requested by the government;

(9) to promptly provide the GICB and the Finance Department with materials and information as required for the full performance of their duties.

2. The government may determine that the obligations set forth in subparagraphs (3) and (4) should be performed once a year.

CHAPTER 4

MANAGEMENT COMPANY

Article 24

Notification Obligation

1. The Subconcessionaire shall inform the Government, with a minimum 90 (ninety) days prior notice, of its intention to contract a Management Company to manage activities not related to casino games of chance or games of other forms.

2. For the applicability of the preceding paragraph, the Subconcessionaire shall send to the Government a certified copy of the Articles of Association of the Management Company or similar document as well as a copy of the draft of the Management Contract.

3. The Subconcessionaire shall not celebrate contracts under the provisions of which another company gains management powers over the Subconcessionaire as to the operation of casino games of chance or games of other forms.

4. Non-compliance with number three above, without prejudice of other sanctions or penalties, shall imply the payment of a penalty of MOP 500.000.000,00 (five hundred million patacas) to the Macau SAR.

CHAPTER 5

APPROPRIATE QUALIFICATIONS

Article 25

Suitability of the Subconcessionaire

1.	The Subconcessionaire shall maintain its suitability during the subconcession term, in accordance with the law.

2. For the applicability of the provisions of the preceding paragraph, the Subconcessionaire shall accept the permanent and continuous monitoring and supervision of the government, in accordance with the law.

3. The Subconcessionaire will promptly pay the costs of the suitability processes; for such purpose, GICB will issue a document with the referred costs. This document will be considered as enough evidence of such costs.

Article 26

Suitability of the Shareholders, Directors and Major Employees of the Subconcessionaire

1. Shareholders who own 5% or more of the share capital of the Subconcessionaire, directors of the Subconcessionaire and key employees holding important posts in the casinos shall maintain their suitability during the subconcession term, in accordance with the law.

2. For the applicability of the provisions of the preceding paragraph, shareholders who own 5% or more of the share capital of the Subconcessionaire, directors of the Subconcessionaire and key employees holding important posts in the casinos shall accept the permanent and continuous monitoring and supervision exercised by the government, in accordance with the law.

3. The Subconcessionaire shall take measures to cause shareholders who own 5% or more of the share capital of the Subconcessionaire, directors of the Subconcessionaire and key employees holding important posts in the casinos to maintain their suitability during the subconcession term, and is fully aware that the said suitability reflects on the suitability of the Subconcessionaire.

4. The Subconcessionaire shall request shareholders who own 5% or more of the share capital of the Subconcessionaire, directors of the Subconcessionaire and key employees holding important posts in the casinos to notify the government promptly of any facts which may materially affect the suitability of the Subconcessionaire or of the above shareholders, directors and key employees.

5. For the applicability of the provisions of the preceding paragraph, the Subconcessionaire shall question shareholders who own 5% or more of the share capital of the Subconcessionaire, directors of the Subconcessionaire and key employees holding important posts in the casinos every six months if they are aware of any facts that may materially affect their suitability or that of the Subconcessionaire. This shall not prevent the Subconcessionaire from notifying the government immediately upon obtaining knowledge of any material facts.

6. The Subconcessionaire undertakes to promptly notify the Government of any facts that may materially affect the suitability of shareholders who own 5% or more of the share capital of the Subconcessionaire, directors of the Subconcessionaire and key employees holding important posts in the casinos.

7. Number 3 of the preceding Clause is applicable to the suitability process of the shareholders who own 5% or more of the share capital of the Subconcessionaire, and to those of its directors and its key employees on the casino.

Article 27

Special Obligations of Cooperation

In addition to the general obligation of cooperation of Article 67, the Subconcessionaire shall have the obligation to provide promptly any documents, information or materials that the government deems necessary to examine whether the Subconcessionaire has appropriate suitability.

Article 28

Special Obligations of Notification

1. The Subconcessionaire shall promptly notify the government in case of any termination of license or concession to operate casino games of chance or games of other forms in any other jurisdiction held by any shareholders who own 5% or more of the share capital of the Subconcessionaire.

2. The Subconcessionaire shall promptly notify the government, after receiving knowledge of the same, of any investigation relating to a fact that may give rise to the possibility of a gambling regulator in another jurisdiction to punish, suspend or affect in any other way the license or concession to operate casino games of chance or games of other forms held by any of the shareholders holding 5% or more of the share capital of the Subconcessionaire in such jurisdiction.

CHAPTER 6

FINANCIAL CAPACITY AND FINANCING

Article 29

Financial Capacity of the Subconcessionaire

1. The Subconcessionaire shall maintain its financial capacity to operate the subconcession, and to fully and punctually perform its obligations relating to its business, to the investment and obligations provided herein or that the Subconcessionaire undertook, in particular the investments plan attached to this Subconcession Contract.

2. For the applicability of the provisions of the preceding paragraph, the Subconcessionaire and its shareholders who own 5% or more of the share capital are subject to the permanent and continuous monitoring and supervision of the government, in accordance with the law.

3. The Subconcessionaire shall promptly pay the costs of its financial suitability process and the financial suitability process of its shareholders who own 5% or more of its share capital; for such purpose, GICB will issue a document with the referred costs. This document will be considered as enough evidence of those costs.

Article 30

Loans and Similar Contracts

1. The Subconcessionaire shall inform the government of any loans given to a third party and of any contracts of the same kind that exceed the amount of MOP30 million.

2. The Subconcessionaire undertakes not to give any loans or to enter into similar contracts with its directors, shareholders or key employees holding important posts in the casinos, unless otherwise permitted by the government.

3. The Subconcessionaire undertakes not to enter into any contract with commercial enterprise owners, which will vest in them the power to manage or participate in the management of the Subconcessionaire, including “step in rights” contracts, except as permitted by the government.

Article 31

Risk Undertaking

1. The Subconcessionaire expressly undertakes all the obligations and full and exclusive liability incurred in connection with all inherent risks of the subconcession in connection with the financial capacity and financing of the Subconcessionaire, without prejudice to the applicability of the provisions of Article 40.

2. The Macau SAR is not subject to any obligation, does not undertake any responsibility or risk in connection with the financing of the Subconcessionaire.

Article 32

Financing

1. The Subconcessionaire undertakes to obtain the necessary financing to fully and punctually perform its obligations related to any of its activities, investments and to any obligations that it has validly assumed or for which the Subconcessionaire is, under this contract, obliged to perform, in particular for the investment plans attached to this Subconcession Contract.

2. Any defense or counterplea resulting from contractual relations between the Subconcessionaire and third parties (including entities that provide financing and shareholders of the Subconcessionaire) in connection with the above financing shall not be evocable against the Macau SAR.

Article 33

Legal Reserves

The Subconcessionaire undertakes to keep reserves as required by the law.

Article 34

Special Obligations of Cooperation

1. Without prejudice of the general obligation of cooperation stipulated in Article 67, the Subconcessionaire undertakes to provide promptly any documents, information or materials that the government deems necessary to determine whether the Subconcessionaire has appropriate financial capacity.

2. The Subconcessionaire undertakes to promptly inform the government of any loan, mortgage, debt instrument, guarantee or other obligation that equals or exceeds the amount of MOP8 million assumed or to be assumed in order to obtain financing for any aspect of its business.

3. The Subconcessionaire shall promptly provide the government with certified copies of documents relating to any loan, mortgage, debt instrument, guarantee or obligation assumed or to be assumed in order to obtain financing for any aspect of its business.

4. The Subconcessionaire undertakes to take the necessary measures to obtain and submit to the government a statement signed by each of its controlling shareholders (including ultimate controlling shareholders), pursuant to which each of such shareholders agrees to be bound by the above special obligations of cooperation. Accordingly, upon the request of the government, each of such shareholders shall provide all documents, information, materials or evidence and give any permission.

CHAPTER 7

INVESTMENT PLANS

Article 35

Investment Plans

1. The Subconcessionaire undertakes to implement the investment plan attached to this Subconcession Contract under the terms therein stated.

2. The Subconcessionaire undertakes, inter alia, to:

(1) use qualified labour in all its projects;

(2) give priority to corporations with permanent activity or incorporated in the Macau SAR and to Macau SAR residents when retaining enterprises and recruiting workers for implementing the projects set forth in the investment plan attached to this Subconcession Contract;

(3) comply with technical rules and regulation applicable in the Macau SAR, in particular the Land Technical Rules approved by Decree No. 47/96/M of August 26, and the Rules for Safety and Loading of Building Structure and Bridge Structure approved by Decree No. 56/96/M of September 16, as well as the specifications and homologations issued by the official authorities and instructions from the manufacturers or patent owners during its conception of the construction projects related with the projects set forth in the investment plan attached to this Subconcession Contract,;

(4) submit the projects set forth in the investment plan attached to this Subconcession Contract to the Land and Public Works and Transportation Department (“DSSOPT”) together with a quality control manual prepared by an entity with recognized experience in identical services of the same type, and recognized and approved by such Department, in addition to a operating plan and a financial and operating records works and the resumes of professionals in charge of each construction area, further to all other documents required by the applicable legislation (in particular the Decree No. 79/85/M of August 21). If the Subconcessionaire fails to submit a quality control manual or the quality control manual submitted is not approved, the Subconcessionaire must comply with the quality control manual prepared by a professional entity designated by the DSSOPT;

(5) complete the construction strictly based on the approved projects and in accordance with applicable laws and regulations and in accordance with internationally recognized standards for similar construction work or supplies and the industry best practice;

(6) comply with the construction and opening periods for the projects set forth in the investment plans attached to this Subconcession Contract;

(7) use materials, systems and equipment certified and approved by recognized entities and in accordance with international standards and generally recognized as having high international quality during the implementation of the projects set forth in the investment plan attached to this Subconcession Contract;

(8) maintain the quality of all projects set forth in the investment plans attached to this Subconcession Contract according to a high international quality standard;

(9) ensure that the quality standard of the commercial facilities therein is of high international quality standard;

(10) maintain a modern, high efficient and high-quality management according to a high international quality standard;

(11) promptly inform the Government of any situation that causes or may cause material changes to the normal development of construction or operation of the facilities of the Subconcessionaire, or in the case of structural anomalies relating to the building structure of the facilities of the Subconcessionaire or any other unusual conditions by submitting a detailed report stating such conditions and reasons. The report shall state the assistance provided by other entities that are generally recognized as qualified and prestigious and the measures taken or to be taken to solve the relevant situatuations or anomalies.

3. The Subconcessionaire shall be liable to the Macau SAR and third parties for any damage caused by error or serious negligence and for which the Subconcessionaire is responsible in the design and dimension of the project, implementation of construction work, and maintenance of the constructions set forth in the investment plan attached to this Subconcession Contract.

4. The government may authorize that the periods mentioned in subparagraph (6) be amended without amending this Subconcession Contract.

5. The government undertakes to enable the Subconcessionaire to directly or indirectly implement the projects set forth in the investment plan attached to this Subconcession Contract in accordance with laws.

Article 36

Amendments to the Projects set forth in the Investment Plans

1. During the implementation of the investment plan attached to this Subconcession Contract, the government may request the Subconcessionaire to provide any document or to amend the implementation of projects contained in the investment plans to ensure compliance with current technical norms or rules and the required quality standard.

2. The government may not impose any amendment to the above projects that may result in an increase of the total amount mentioned in Article 39.

Article 37

Inspection

1. In accordance with the contents of the investment plan attached to this Subconcession Contract and the applicable regulations, the government may, in particular through the DSSOPT, supervise and inspect the implementation of the construction work, in particular the implementation of work plans and the quality of materials, systems and equipment.

2. The DSSOPT shall inform the Subconcessionaire of the representative designated by it for supervision and inspection purpose. If more than one representative is designated to supervise and inspect the implementation of construction work, one of them shall be appointed as the supervisor.

3. For the purposes of the above paragraph no. 1, the Subconcessionaire must provide a detailed report on a monthly basis regarding the progress of implementing the investment plan attached to this Subconcession Contract. Such monthly report shall include at least the following:

(1) important events, number of personnel and quantity of relevant materials, systems and equipment involved;

(2) work progress of various work plans (progress control);

(3) updated financial records and implementation records;

(4) demand for projects, supply, resources, materials, systems and equipment;

(5) major measures to be taken to ensure the compliance with the work plans; and

(6) things to be done to correct errors.

4. When necessary, especially when the normal work progress of the investment plan attached to this Subconcession Contract is affected, the Subconcessionaire undertakes to submit a detailed special written report.

5. Upon the request of the government, the Subconcessionaire undertakes to submit any document within a stipulated period, especially written and graphic information relating to the investment plan attached to this Subconcession Contract.

6. The Subconcessionaire shall also provide all required supplemental statements and information relating to the documents referred to in the preceding paragraph.

7. If the government has any doubt about work quality, it may force the Subconcessionaire to conduct any tests in addition to scheduled tests. When necessary, the government may seek the opinion of the Subconcessionaire about the decision-making rules applicable to such tests.

8. The expenses for conducting the above tests and correcting the defects found during such tests shall be borne by the Subconcessionaire.

9. Orders, circulars or notices with a technical nature in connection with the implementation of construction work may be directly sent by the government, namely through the DSSOPT, to the chief technical officer of the construction site.

10. The chief technical officer shall constantly monitor the relevant work and shall arrive at the construction site upon request.

11. If it is found that the implementation of construction work is not in compliance with the approved project plan or is in breach of applicable laws, regulations or contracts, the government may, through the DSSOPT suspend and ban the implementation of construction work in accordance with the law.

12. The right to inspect the performance of obligations provided hereunder shall not result in any liability to the Macau SAR in connection with the implementation of construction work. The Subconcessionaire shall be solely liability for all imperfections or defects in connection with the planning, implementation or performance of construction work, unless such imperfections or defects are caused by decisions of the government.

Article 38

Contracting and Subcontracting

Third parties contracting and subcontracting shall not exempt the Subconcessionaire from performing its statutory obligations or contractual obligations.

Article 39

Use of Outstanding Amount of the Investment set forth in the Investment Plan

If, after the completion of construction set forth in the investment plan attached to this Subconcession Contract, the total amount of expenses made directly or, subject to prior approval from the Government, indirectly by the Subconcessionaire is lower than MOP 4.000.000.000,00, the Subconcessionaire must use the remaining amount on correlated projects to be designated by the Subconcessionaire and accepted by the government and or on projects that are designated by the government with significant public benefit to the Macau SAR.

Article 40

Insurance

1. The Subconcessionaire must enter into and renew the necessary insurance contracts to ensure that inherent risks of the subconcesssion are effectively and fully covered by insurance. The relevant insurance contracts must be entered into with insurance companies permitted to operate in the Macau SAR. If it is not feasible to purchase insurance with such kind of insurance companies or such purchase brings an excessive burden to the Subconcessionaire, upon permission of the government, the relevant insurance contracts may be entered into with insurance companies outside the Macau SAR.

2. The Subconcessionaire shall especially ensure that the following insurance contracts shall be entered into and the effectiveness of such contracts shall be maintained:

(1) work-related accidents and occupational illnesses insurance for workers of the Subconcessionaire;

(2) vehicles civil liability insurance for all the vehicles owned by the Subconcessionaire;

(3) ships, planes or other aeronautical devices civil liability insurance for those owned by the Subconcessionaire or leased to the Subconcessionaire;

(4) civil liability insurance for fixing advertising material;

(5) general civil liability insurance in connection with the operation of casino games of chance or games of other forms in the Macau SAR and the development of other businesses covered in the subconcession, but not covered by any other insurance contracts;

(6) other insurance for loss and damages in buildings, furniture, equipment and other assets used in the subconcession;

(7) construction insurance (all risks, including civil liability) in relation to conducting any work in buildings related to the subconcession or conducting any work in such buildings.

3. The insurance policies referred in paragraph (6) above shall be “multi-risk”, including, at least, the following:

(1) fire, thunder and lightning, or explosion (of any kind);

(2) pipe rupture or leakage or spillage of water storage tanks, boilers, water pipes, underground water storage, sinks or other water-conveying equipment;

(3) flood, typhoons, tropical storms, volcano eruptions, earthquake, or any other natural disaster;

(4) crash or impact of planes or other flying devices or objects fallen or thrown from planes or other flying devices;

(5) impact of vehicles;

(6) burglary or robbery;

(7) strikes, assaults, riots, public disorder or any other acts of the same nature.

4. The insurance amount or the minimum protection for the insurance referred to in paragraph 2 above, shall be:

(1) in accordance with the applicable laws and regulations for the insurance referred to in paragraphs (1) to (4);

(2) the amount to be determined by the government after considering the volume of business of the subconcession and incidence rate for the previous year and other parameters, for the insurance referred in paragraph (5) above;

(3) equal to the net value of the assets, for insurance referred to in paragraph 2(6) above, the net value shall mean the gross value minus accumulated depreciation; and

(4) the total value of the construction, for insurance referred to in paragraph 2(7).

5. The Subconcessionaire shall ensure that any entity with which the Subconcessionaire concludes a contract has purchased valid insurance for work-related accidents and occupational illnesses.

6. The Subconcessionaire shall submit evidence to the government of that fully effective insurance contracts have been entered into. Upon execution of insurance contracts or renewal of such insurance contracts, the Subconcessionaire shall deliver copies of such insurance contracts to the government.

7. Before copies of insurance contracts set forth in the preceding paragraph are delivered to the government, the Subconcessionaire shall have the obligation not to start any construction or work.

8. The Subconcessionaire may not cancel, suspend, amend or replace any insurance except with the permission of the government. However, if it is only a case of change of insurance company, the Subconcessionaire shall promptly inform the government of such circumstances.

9. If the Subconcessionaire fails to pay its insurance premium, the government may directly pay such insurance premium on behalf of the Subconcessionaire by using the guarantee deposit made for the compliance of the Subconcessionaire’s statutory or contractual obligations.

10. The insurance policies that the Concessionaire is responsible for to provide under the Concession Contract signed between the Government and the Concessionaire, do not include nor replace those referred to in this Clause.

CHAPTER 8

ASSESTS

Article 41

Assets of the Macau SAR

1. The Subconcessionaire shall ensure that the assets of the Macau SAR obtained or to be obtained for the operation of the subconcession by means of the temporary transfer of the right to interest, income and use are in perfect condition or replaced in accordance with the instructions of the GICB.

2. The Subconcessionaire shall ensure that the land and natural resources under the administration of the government in accordance with the provisions of Article 7 of the Basic Law of the Macau SAR provided or to be provided through leases or concessions due to the operation of the subconcession are in perfect conditions.

Article 42

Other Assets

1. The casinos, as well as the equipment and utensils used for gaming business shall be located in properties owned by the Subconcessionaire. No encumbrances shall be created over such casinos, equipment and utensils, except for those authorized by the government.

2. Notwithstanding the authorization specified in the preceding paragraph, the Subconcessionaire shall cause the casinos and the equipment and utensils used for gaming business, including the equipment and utensils located outside the casinos, not to be charged or encumbered upon the termination of this Subconcession Contract.

3. Except when authorized by the Government, the casinos shall not be located at any properties where the right of use is created by lease contracts or contracts of similar nature or by any other type of contracts which do not grant the full ownership of the property to the Subconcessionaires, even if such contracts are non-typical contracts. The mentioned authorization may stipulate as condition precedent that the Subconcessionaire acquires the units where the casinos are located 180 prior to the date set out in paragraph 1 of clause 43, unless the subconcession terminates prior to such date and in such case, that such units shall be acquired by the Subconcessionaire in the shortest time possible, namely to allow the transfer of ownership of the casinos to the Macau SAR.

4. When duly authorized, the Subconcessionaire shall submit to the government copies of the contracts specified in the preceding paragraph and all amendments to and alternations of such contracts, notwithstanding that such amendments and alternations may have a retroactive effect.

5. The Subconcessionaire shall locate all of its casinos in buildings or complex of buildings with registered strata title even though such buildings or complex of buildings constitute one economic and functional unit, so that the casinos constitute one or more independent units, which area should be precisely identified and defined.

6. For the applicability of the provisions of the preceding paragraph, the Subconcessionaire shall promptly submit to the government the property registration certificate regarding strata title of the property, which shall set forth the description of all individual units and enclose a plan confirming and defining the relevant areas.

7. The Subconcessionaire shall register any amendments to the strata title and promptly submit the relevant property registration certificate to the government through the Finance Services Bureau.

8. The Subconcessionaire shall also submit to the government the rules and regulations of the condominium applicable to the units registered under strata title for approval.

Article 43

Reversion of the Casinos and of the Equipment and Utensils used for Gaming Business

1. On June 26th 2022, except when termination occurs prior to that date, the casinos and the equipment and utensils used for gaming business, including the equipment and utensils located outside the casinos, shall automatically revert to the Macau SAR without compensation. Upon the delivery of the aforesaid assets, the Subconcessionaire shall ensure that such assets are good maintenance and operation condition except for fair wear and tear resulting from the use in compliance with the provisions of this subconcession Contract and free from charge or encumbrance.

2. The Subconcessionaire shall immediately deliver the assets specified in the preceding paragraph.

3. In case that the Subconcessionaire does not deliver the assets specified in paragraph 1, the government shall immediately have administrative possession over such assets. The relevant expenses shall be paid from the guarantee deposit provided by the Subconcessionaire to guarantee performance of statutory or contractual obligations.

4. On the date referred to in number 1 above, the government shall inspect the assets as specified in Articles 41 and 42 to examine the conditions of custody and maintenance of such assets and prepare a record note of the inspection. At the time of inspection, a representative of the Subconcessionaire may participate in such inspection.

5. Upon the dissolution or liquidation of the Subconcessionaire, the division of assets of the Subconcessionaire shall not be carried out if the government has not proved that the assets are in good maintenance and operation condition through the mandatory listing of assets procedures specified in the following article or if the Subconcessionaire fails to ensure that the payment of damages or any amounts payable to the Macau SAR may be satisfied by any guarantees acceptable to the government.

6. The provision of the last part of paragraph 1 shall not interfere with the normal renovation of the equipment and utensils used in the gaming business.

Article 44

List of Assets Used in the Subconcession

1. The Subconcessionaire shall prepare a list in triplicate of all assets and rights belonging to the Macau SAR and used for the conceded business and all revertible assets and update such list of assets. Accordingly, the Subconcessionaire shall update the relevant list in case of any changes by no later than May 31 of each year, and submit copies of such list to the GICB and the Finance Department respectively.

2. In the year of the termination of the subconcession, the aforesaid list shall be mandatorily prepared sixty days prior to the termination of the subconcession.

3. Under other situations of termination of the Subconcession Contract, the listing of assets specified in the first paragraph shall be conducted on the date and at the time as specified by the government.

Article 45

Improvement

The improvements of whatever nature made to the assets mentioned in Article 41 as well as the revertible assets do not entitle the Subconcessionaire and/or the Concessionaire to any compensation or damages and do not need to be removed.

Article 46

Concession of Land to be used by the Subconcessionaire

1. The regime of the concession of land to be used by the Subconcessionaire especially for the operation of the conceded business shall be stipulated in the relevant land concession contract.

2. The terms of the land concession contract to be executed between the government and the Subconcessionaire shall be subject to the provisions of this Subconcession Contract, to the applicable extent.

CHAPTER 9

PREMIUM

Article 47

Premium

1. The subconcessionaire undertakes to pay to the Macau SAR during the term of the Subconcession an annual premium, in return for the grant of the Subconcession for operating casino games of chance or games of other forms.

2. The annual amount of the premium to be paid by the Subconcessionaire has a variable portion and a fixed portion.

3. The fixed portion of the annual premium payable by the Subconcessionaire shall be of MOP30 million per year.

4. The variable portion of the premium payable yearly by the Subconcessionaire will be calculated in accordance with the number of gaming tables and the number of electrical or mechanical gaming machines, including slot machines operated by the Subconcessionaire.

5. For the applicability of the provisions of the preceding paragraph:

(i) For each gaming table located in special gaming halls or areas reserved exclusively to certain kind of games or to certain players, the Subconcessionaire shall pay MOP300,000;

(ii) For each gaming table not reserved exclusively to certain kind of games or to certain players, the Subconcessionaire shall pay MOP 150,000;

(iii) For each electrical or mechanical gaming machine, including the slot machine, the Subconcessionaire shall pay MOP1,000 each year;

6. Independently of the number of gaming tables that the Subconcessionaire has in each moment in operation, the amount of the variable portion of the annual premium may not be less than the amount for the permanent operation of 100 gaming tables located in special gaming halls or areas reserved exclusively to certain kinds of games or to certain players and the permanent operation of 100 gaming tables not reserved exclusively to certain kind of games or to certain players.

7. The Subconcessionaire shall pay the fixed portion of the annual premium by no later than January 10th of the relevant year. The government may also provide payment by monthly installments.

8. The Subconcessionaire shall pay the variable portion of the annual premium monthly by no later than the 10th day of the month immediately following the relevant month in connection with the operation of the gaming tables and the electrical and mechanical gaming machines including the “slot machines” in the previous month.

9. For the purpose of calculating the amount of variable portion of the annual premium referred to in the preceding paragraph, the number of days in the relevant month in which the Subconcessionaire operates each gaming table and each electrical and mechanical gaming machine including the “slot machines” shall be taken into consideration.

10. The payment of premium shall be made by submission of the relevant payment slip to the cashier of the Finance and Tax Department of the Macau SAR.

CHAPTER 10

CONTRIBUTIONS

Article 48

Contribution for a Public Foundation

1. The Subconcessionaire shall contribute to the Macau SAR an amount equivalent to 1.6% of the gross revenue of the gaming business. Such contribution shall be delivered to a public foundation designated by the government which scope is to promote, develop or study culture, society, economy, education and science and engage in academic and charity activities.

2. The contribution referred to in the preceding paragraph shall be paid monthly by the Subconcessionaire with the relevant payment slip given to the cashier office of the Finance and Tax Department of the Macau SAR by no later than the tenth day of the month immediately following the relevant month.

3. The contribution referred to in the first paragraph shall have its own budget record made by the Macau SAR.

Article 49

Contribution for Urban Development, Tourism Promotion and Social Security

1. The Subconcessionaire shall contribute to the Macau SAR with an amount equivalent to 2.4% of the gross revenue of the gaming business for the development of urban construction and tourism promotion of and the provision of social security to the Macau SAR.

2. The contribution referred to in the preceding paragraph shall be paid monthly by the Subconcessionaire with the relevant payment slip given to the cashier office of the Finance and Tax Department of the Macau SAR by no later than the tenth day of the month immediately following the relevant month.

3. The contribution referred to in the first paragraph shall have its own budget record made by the Macau SAR.

4. The government may designate one or more entities as the beneficiary entities to receive the paid contributions in part or in whole.

5. The government and the Subconcessionaire may agree to the direct contribution of an amount up to 1.2% of the gross revenue resulting from the operation of casinos games of chance or games of other forms to be used in one or more specific projects or by one or more specific entities. In such a case, the amount of contribution to be delivered directly to the relevant entity, and the contribution mentioned in paragraph one above to be paid with the finance and tax department of the Macau SAR shall be reduced accordingly.

CHAPTER 11

TAXATION OBLIGATIONS AND DELIVERY OF DOCUMENTS

Article 50

Special Gaming Tax

1. The Subconcessionaire shall pay special gaming tax to the Macau SAR in accordance with the law. Such tax shall be paid by twelve installments, which shall be paid to the government monthly by no later than the 10th day of the month immediately following the relevant month.

2. Special gaming tax may be paid in patacas or in other currency accepted by the government.

3. Special gaming tax paid in patacas shall be paid directly to the treasury of the Macau SAR.

4. Special gaming tax paid in a currency other than pataca accepted by the government shall be paid to the Macau Monetary Authority. Macau Monetary Authority will deliver the exchanged amount in patacas to the treasury of the Macau SAR.

Article 51

Withholding Taxes

1. The Subconcessionaire shall collect and pay the statutory taxes on junket commissions or other remuneration paid to the gaming intermediaries through withholding the definitive amount of such taxes. The relevant taxes shall be paid monthly to the cashier office of the finance and taxation department of the Macau SAR by no later than the tenth day of the month immediately following the relevant month.

2. The Subconcessionaire shall collect and pay the employment tax provided by law in connection with the staff of the Subconcessionaire through withholding the definitive amount of such taxes. The relevant tax shall be paid to the cashier office of the finance and taxation department of the Macau SAR in accordance with the law.

Article 52

Payment of Other Due Taxes, Levies, Expenses and Fees

The Subconcessionaire shall pay the due and non-exempted taxes, levies, expenses and fees provided by the laws and regulations of the Macau SAR.

Article 53

Document Evidencing that no Liabilities are due to the Treasury of the Macau SAR

1. The Subconcessionaire shall annually submit to the government a certificate issued by the Finance Services Bureau by no later than March 31, to prove that the Subconcessionaire does not owe the Macau SAR any levies, taxes, penalties or additional payments of the precedent year. Additional payments shall include compensatory interest, default interest and 3% over debts.

2. The Subconcessionaire shall annually submit by no later than March 31 the document stating the tax status of the precedent year of its managing director, the member of its corporate bodies and shareholders holding 5% or more of the share capital of the Subconcessionaire to the government.

Article 54

Document Evidencing that no Liabilities are due to Social Security Fund of the Macau SAR

The Subconcessionaire shall submit to the government certifying documents issued by the social security fund of the Macau SAR to evidence that the contributions made by the Subconcessionaire to the social security fund of the Macau SAR are in compliance with the law, by no later than March 31 of each year.

Article 55

Duty to Provide Information

1. The Subconcessionaire shall submit quarterly a trial balance of the previous quarter to the government by no later than the last day of the month immediately following the end of the relevant quarter, and the trial balance of the last quarter of each year shall be submitted by no later than the last day of February in the following year.

2. The Subconcessionaire shall also submit the following information to the government at least 30 days before the date of the annual shareholders’ meeting to approve the accounts:

(1)	All the accounting and statistic statements of the previous year;

(2) Full names of members who served on the Board or the supervisory board, of any representatives appointed and of the person in charge of the accounting department in the relevant business year and the various language versions of such names;

(3) A copy of the report and accounts of the Board enclosed with the opinion of the supervisory board and external auditors.

Article 56

Accounting and Internal Audit

1. The Subconcessionaire shall establish its own accounting system, sound administrative organization and appropriate internal auditing procedures, and shall comply with the instructions of the government issued on such matters, especially through instructions issued by the GICB and the Finance Department.

2. The Subconcessionaire shall only adopt the Official Accounting Plan applicable in the Macau SAR in its compilation and submission of the accounts. Notwithstanding, the Chief Executive, upon the proposal of the head of the GICB or the Finance Department, may stipulate special accounting rules to be complied with by the Subconcessionaire as well certain accounting books, documents or other information required to be adopted by the Subconcessionaire in recording its business activities and compilation and submission of the accounts.

Article 57

External Audit of Annual Accounts

The Subconcessionaire shall submit its accounts to an independent external entity with internationally recognized reputation and previously approved by the GICB and the Finance Department for auditing, and shall provide to such entity in advance all necessary documents, namely the documents referred to in Article 34 of Law 16/2001.

Article 58

Special Audit

When the GICB or the Finance Services Bureau think necessary or appropriate, at any time and with or without prior notice, the Subconcessionaire shall accept a special audit conducted by an independent external entity or other entities with internationally recognized reputation.

Article 59

Compulsory Announcement

1. The Subconcessionaire undertakes to publish the following information referring to the previous business year ended December 31 on the Official Gazette of the Macau SAR and two newspapers that have the largest circulation among other newspapers (one in Chinese and the other in Portuguese) published in the Macau SAR by no later than April 30 each year:

(1) The balance sheet, the profit and loss account and annexes;

(2) The business consolidation report;

(3) The opinion of the supervisory board;

(4) The consolidated opinion of external auditors;

(5) The list of qualified shareholders holding 5% or more of the share capital of the Subconcessionaire and the numerical value of the relevant percentage during any period of that year;

(6)	The names of members of its corporate bodies.

2. The Subconcessionaire shall submit to the government copies of all the information referred to in the preceding paragraph and other information required to be published under the concession legal regime as set forth in Article 6 by no later than 10 days prior to the of publication.

3.	The Concessionaire and the Subconcessionaire undertake to publish jointly the information referred to in number 1 above.

Article 60

Special Duty of Cooperation

In addition to the general duty of cooperation foreseen in Article 67, the Subconcessionaire shall have the obligation to cooperate with the government, especially with the GICB and the Finance Department, and provide the material and information required for conducting special audits, assist such departments in analyzing or examining its accounts and perform all the obligations provided by the concession legal regime as set forth in Article 6.

CHAPTER 12

GUARANTEE

Article 61

Guarantee Deposit as Performance Guarantee of the

Subconcessionaire’s Statutory and Contractual Obligations

1. The guarantee deposit to guarantee the performance of legal and contractual obligations by the Subconcessionaire shall be provided by any means as specified by law and acceptable to the government.

2. In order to ensure the performance of the following obligations, the Subconcessionaire must maintain a “first demand” bank guarantees issued by Banco Nacional Ultramarino, S.A. with the government as the beneficiary:

(1)	accurate and punctual performance its statutory and contractual obligations;

(2)	accurate and punctual payment of the premium, payable by the Subconcessionaire to the Macau SAR under Article 47;

(3) payment of fines or other monetary penalties that may be imposed on the Subconcessionaire in accordance with the law or the provisions contained herein; and

(4) payment of any damages arising from the contractual obligation in connection with any damage or loss of benefits caused by its failure to perform all or a part of its obligations under this Subconcession Contract.

3.	The Subconcessionaire must maintain in favour of the Government the “first demand” bank guarantee set forth in the preceding paragraph in a maximum amount of MOP 500,000,000 from the date hereof to 8th September, 2011 and in a maximum amount of MOP 300,000,000 from that date until the 180th day after the termination date of this Subconcession, referred to in Clause 8..

4. The Subconcessionaire must take all necessary actions and to perform all obligations necessary to maintain the validity of the “first demand” bank guarantee mentioned in paragraph 2 above.

5. If the Subconcessionaire fails to perform any of its statutory and contractual obligations, accurately and timely pay the premium payable by it or pay fines or other monetary penalties imposed in accordance with the law or the provisions contained herein, and it fails to raise its objection within a legally-prescribed period, the government may draw on the “first demand” bank guarantee set forth in paragraph 2 of this Article, regardless whether or not a judicial award has been made. In case of any damages arising from the contractual obligation in connection with any damage or loss of benefits caused by the Subconcessionaire’s failure to perform all or a part of its obligations hereunder, the government may also draw on the “first demand” bank guarantee set forth in paragraph 2 of this Article.

6. If the government draws on the “first demand” bank guarantee set forth in paragraph 2 of this Article, the Subconcessionaire must, within fifteen days after the date on which it receives a notice in connection with the draw of such “first demand” bank guarantee, take all necessary measures to restore the full validity of such “first demand” bank guarantee.

7. The “first demand” bank guarantee set forth in paragraph 2 of this Article may be discharged only upon the permission of the government.

8. The government may permit amendments made to the provisions or terms set forth in paragraphs 3 to 6, and may also permit other means stipulated by the law in lieu of the “first demand” bank guarantee referred to in paragraph 2 for the provision of a guarantee to secure the performance of statutory and contractual obligations by the Subconcessionaire.

9. All expenses incurred in connection with the issuance, maintenance and discharge of the guarantee to secure the performance of statutory and contractual obligations by the Subconcessionaire shall be borne by the Subconcessionaire.

Article 62

Special Bank Guarantee for the Payment of Special Gaming Tax

1. If the government has reasons to believe that the Subconcessionaire will not pay the special gaming tax anticipated to be payable each month, the Subconcessionaire shall provide a “first demand” bank guarantee in accordance with the time limit, provisions, terms and amounts stipulated by the government with the government as the beneficiary in order to guarantee the payment of the above-mentioned amount.

2. Without the permission of the government, the terms and conditions of the first demand guarantee set forth in the preceding paragraph of this Article must not be amended. The Subconcessionaire shall strictly comply with the terms as stipulated in providing the guarantee and to perform all obligations undertaken or to be undertaken in maintaining the validity of the guarantee.

3. If the Subconcessionaire fails to pay the special gaming tax payable to the Macau SAR in accordance with the laws and the provisions contained herein, the government may draw on the first demand guarantee set forth in the first paragraph of this Article, regardless whether or not a judicial award has been made.

4. If the government draws on the first demand bank guarantee set forth in the first paragraph of this Article, the Subconcessionaire must, within fifteen days after the date on which it receives a notice in connection with the use of such first demand guarantee, take all necessary measures to restore the full validity of such guarantee.

5. The guarantee set forth in the first paragraph of this Article may be discharged by the Subconcessionaire only 180 days after the termination of the subconcession and upon authorization from the government.

6. All expenses incurred in connection with the issuance, maintenance and discharge of the first demand guarantee set forth in the first paragraph of this Article shall be borne by the Subconcessionaire.

Article 63

Guarantee to be provided by the Controlling Shareholders or

Shareholders of the Subconcessionaire

1. The government may request a guarantee to be provided by the controlling shareholder of the Subconcessionaire, in terms acceptable by the government, to ensure that the Subconcessionaire performs its undertakings and obligations; in case there is no controlling shareholder, the government may ask the shareholders of the Subconcessionaire to provide the same.

2. The guarantee referred to in the preceding paragraph, may be demanded, namely, when there is a justified concern that the Subconcessionaire will not be able to perform its undertakings and obligations.

3. The guarantee referred to in paragraph 1 above may be provided through cash deposit, bank guarantee, guaranteed insurance or any means specified in Article 619 of Civil Code, within the timeframe, terms and conditions and amount to be specified by the Order of the Chief Executive.

4. If the Subconcessionaire fails to perform the undertakings and obligations in accordance with the laws and the provisions contained herein, the government may draw on the guarantee provided according to this Article, regardless of any judicial award.

5. If the government draws on the guarantee provided according to this Article, the Subconcessionaire shall cause its controlling shareholder or the relevant shareholders to, within 15 days after it receives a notice regarding the approval order given with respect to the use of such guarantee, take all necessary measures to restore the full validity of such guarantee.

6.	The guarantee provided according to this Article may not be amended without the permission of the government.

CHAPTER 13

SUPERVISION OF THE PERFORMANCE OF THE SUBCONCESSIONAIRE’S OBLIGATIONS

Article 64

Supervision, Monitoring and Inspection by the Government

1. The power for the supervision, monitoring and inspection of the performance of the Subconcessionaire’s obligations shall be exercised by the government, especially through the GICB and the Finance Department.

2. For appropriate effectiveness and upon the request of the government, without prior notification, the Subconcessionaire shall allow the government or any other entities specifically and duly authorized and identified by the government to freely enter into any part of the facilities of the Subconcessionaire and review and examine freely the accounts or books of the Subconcessionaire, including any trading records, books, minutes, accounts and other records or documents and the management statistic materials and records used. In addition, it shall provide to the government or entities authorized by the government copies of the materials which the entities deem necessary.

3. The Subconcessionaire shall comply with and implement the decisions of the government within the scope of its power for inspection and supervision, especially the instructions made by the GICB, including the decision to suspend the operation of the casinos and other gaming area.

4. In operating the subconcession, the Subconcessionaire shall be subject to the permanent supervision and inspection of the GICB in accordance with the provisions of the applicable laws.

Article 65

Daily Supervision on Gross Income of Gaming Operation

The Subconcessionaire shall accept the daily supervision of the government on the gross income of the gaming operation exercised in accordance with the law by the GICB.

CHAPTER 14

GENERAL OBLIGATIONS OF COOPERATION

Article 66

Government’s and Concessionaire General Obligation of Cooperation

The government and the Concessionaire shall cooperate with the Subconcessionaire so that the Subconcessionaire may fulfill its legal and contractual obligations.

Article 67

Subconcessionaire’s General Obligation of Cooperation

1. For the applicability of the provisions of this Subconcession Contract, the Subconcessionaire undertakes to cooperate with the government, and accordingly, upon the request of the government, undertakes to provide all documents, information, materials, evidence or authorizations.

2. The Subconcessionaire shall also cooperate with the Concessionaire so that the Concessionaire may fulfill its legal or contractual obligations.

CHAPTER 15

OTHER OBLIGATIONS OF THE SUBCONCESSIONAIRE

Article 68

Operation of Casinos and Other Premises and other Adjacent Properties

The Subconcessionaire shall operate all ancillary facilities in the casinos and other premises and the adjacent properties used for operating the subconcession in a normal way and for the original purposes or authorized purposes.

Article 69

General Obligations of the Subconcessionaire

1. The Subconcessionaire shall undertake the special obligations to procure and require all entities retained for developing the business covered by the subconcession to abide by all rules that ensure the proper organization and operation and the special security measures designed for the customers and staff of the casinos and other gaming areas and other people holding positions in the casinos and other gaming areas of the Subconcessionaire.

2. In order to develop the business covered by the subconcession, the Subconcessionaire must retain entities that have appropriate licenses and permits and have appropriate professional and technical abilities in the relevant areas.

Article 70

Other Government Permissions

Any replacement, cancellation or change of certificates and records which relate to the business of the Subconcessionaire or the acquisition of the gaming equipment and instruments shall be subject to authorization of the government.

Article 71

Government’s Authorizations and Approvals

The authorizations and approvals from the government or its refusal to grant an approval and authorization shall not exempt the Subconcessionaire’s obligation to timely perform its obligations under this Subconcession Contract and shall not result in any liability to the government, except if the government’s action imposes liabilities or causes special and unusual damages to the Subconcessionaire.

CHAPTER 16

LIABILITY OF THE SUBCONCESSIONAIRE AND OF THE CONCESSIONAIRE

Article 72

Civil Liability towards the Macau SAR

1. The Subconcessionaire shall be liable towards the Macau SAR for any damage caused by the non-performance of all or a part of the Subconcessionaire’s legal or contractual obligations as a result of any fact for which the Subconcessionaire is responsible.

2. The Concessionaire is not liable for and does not share any liability towards the Macau SAR for the damages caused by the non-performance of all or a part of the Subconcessionaire’s legal or contractual obligations as a result of any fact for which the Subconcessionaire is responsible.

Article 73

Exemption of the Macau SAR and of the Concessionaire from the

Non-contractual Liabilities of the Subconcessionaire towards Third Parties

1. The Macau SAR shall not bear or share any liability of the Subconcessionaire as a result of an act taken by or behalf of the Subconcessionaire, involving or possibly involving civil or other liabilities.

2. The Concessionaire shall not bear any liability of the Subconcessionaire as a result of an act taken by or on behalf of the Subconcessionaire, involving or possibly involving civil or other liabilities.

3. The Subconcessionaire shall be also be liable in accordance with the general provisions governing the principal-entrusted party legal regime, and be liable for losses caused by the entities appointed by the Subconcessionaire for the development of the subconcession.

CHAPTER 17

CHANGE OF THE ENTITY OF THE SUBCONCESSION

Article 74

Assignment, Encumbrance, Conveyance and Transfer of Contract

1. Unless permission of the government is obtained, the Subconcessionaire shall have an obligation not to, expressly or implicitly, formally or informally, assign, convey or transfer or otherwise create encumbrance over the operation of a casino or over the operation of any gaming area, or carry out any legal act that will have the same effect.

2. Without prejudice to other applicable penalties or punishments, in case of an act in violation of the preceding paragraph, the Subconcessionaire shall pay the following penalties:

•	for assignment, conveyance or transfer of the operation of all of its casinos or gaming area: MOP 1,000,000,000;

•	for assignment, conveyance or transfer of the operation of a part of its casinos or gaming area: MOP 500,000,000; and

•	for creation of encumbrance over the operation of all or part of the casinos or gaming area: MOP 300,000,000.

3. Enclosed with its application for the permission set forth in paragraph 1 shall be all required documents clearly indicating any legal act contemplated by the Subconcessionaire, without prejudice to the right of the government to request additional documents, materials or information.

Article 75

Sub-Concession

1. The Subconcessionaire undertakes not to grant a sub-concession of all or a part of the casinos granted under this subconcession or carry out any legal act that will have the same effect.

2. Without prejudice to other applicable penalties or punishments, in case of an act in violation of the preceding paragraph, the Subconcessionaire shall pay a penalty of MOP 500,000,000 to the Macau SAR.

CHAPTER 18

NON-PERFORMANCE OF CONTRACT

Article 76

Non-performance of Contract

1. The Subconcessionaire shall be liable to statutory or contractual punishment or penalty if the Subconcessionaire fails to perform its responsibility or obligation hereunder or under government decisions as a result of any fact that the Subconcessionaire is to blame, without prejudice to the provisions of Articles 77 and 78.

2. Under the situations of force majeure or other facts that the Subconcessionaire is proved not to blame, the Subconcessionaire shall be exempted from the responsibilities set forth in the preceding paragraph to the extent of actual hindrance of the timely and fully performance of the responsibilities or obligations.

3. Events that are unforeseeable, irresistible or beyond the control of the Subconcessionaire and that the occurrence of their consequences does not rely on the intention and personnel situations of the Subconcessionaire, especially wars, terrorism, disruption of the public order, pestilence, atomic radiation, fire, thunder and lightening, serious flood, cyclones, hurricanes, earthquake and other natural disasters directly affecting the businesses covered by the concession, shall be deemed to be the situations of force majeure and shall cause the consequences as specified in the following paragraph.

4. In case of the occurrence of force majeure events, the Subconcessionaire shall immediately notify the government and promptly indicate the hindrance of its performance of the obligations under this Subconcession Contract caused by the occurrence of such events deemed by it and shall specify the measures under the circumstances that such measures are proposed to be implemented by the Subconcessionaire for the purpose of minimizing the effects of such events and/or for the performance of such obligations in compliance with the provisions.

5. In case of the occurrence of any of the situations specified in paragraph 3, the Subconcessionaire shall promptly reconstruct the property damaged or recover the property damaged to its original status so as to resume the proper operation of the casino games of chance or games of other forms. If the Subconcessionaire does not have any economic benefit over the reconstruction and/or recovery of the aforesaid property, it shall transfer the insurance benefits to the Macau SAR.

CHAPTER 19

REVOCATION AND TERMINATION OF THE SUBCONCESSION

Article 77

Discharge by Parties’ Agreement

1. The Concessionaire and the Subconcessionaire may discharge this Subconcession Contract at any time by the agreement of the parties.

2. In case the government and the Subconcessionaire mutually agree to terminate this Subconcession Contract, the Concessionaire hereby agrees with such termination.

3. The Subconcessionaire shall be fully responsible for the effectiveness of the termination of contracts to which it is a party and the Macau SAR and the Concessionaire shall not bear any responsibilities in this regard unless it is agreed expressly otherwise.

Article 78

Redemption

1. From the 15th year of the Subconcession onwards, the government may redeem the subconcession by at least one year prior notice to the Subconcessionaire sent by registered post with return slip request unless the laws stipulate otherwise.

2. By redeeming the Subconcession, the Macau SAR shall enjoy all rights and undertake all obligations incurred as a result of the redemption from the lawful behaviors under any contracts effectively entered into by the Subconcessionaire before the date of notice set forth in the preceding paragraph.

3. As regards obligations created under any contracts entered into by the Subconcessionaire after the notice set forth in the first paragraph, the Macau SAR shall bear such obligations only if such contracts have obtained permission from the government before their conclusion.

4. The Macau SAR shall be responsible for the obligations created by the Subconcessionaire, without prejudice to its right to recourse against the Subconcessionaire for obligations created by the Subconcessionaire that exceeds the normal management of the conceded business.

5. Upon the redemption of the concession, the Subconcessionaire shall have the right to obtain reasonable and fair compensation/indemnity for losses due to the redemption of its Resort — Hotel — Casino facilities referred to in the Investment Plan attached to this Subconcession contract. Standards for the calculation of the amount of compensation/indemnity shall be determined according to the amount of the revenue of the said premises, generated during the tax year prior to the redemption, before deducting any amounts for interests, depreciation and redemption of equipment, multiplied by the number of years missing to the term referred to in this Subconcession contract.

Article 79

Temporary Administrative Participation

1. In case of the occurrence or possible occurrence of the situation where the Subconcessionaire terminates or suspends the operation of all or a part of the conceded business without permission and which is not caused by force majeure or in case of the occurrence of serious chaos in the overall organization and operation of the Subconcessionaire or insufficiency of facilities and equipment which may affect the normal operation of the conceded business, the government may replace the Subconcessionaire directly or through a third party during the aforesaid termination or suspension or subsistence of the aforesaid chaos and insufficiency and shall ensure the operation of the conceded business and cause the adoption of necessary measures to protect the subject matter of this Subconcession Contract.

2. During the period of temporary administrative participation, the expenses required for maintaining the normal operation of the conceded business shall be borne by the Subconcessionaire. Accordingly, the government may draw on the guarantee for the performance of the statutory obligations and contractual obligations of the Subconcessionaire and the guarantee provided by the controlling shareholder of the Subconcessionaire.

3. If the reasons for the temporary administrative participation no longer exist and if the government deems appropriate, the government shall notify the Subconcessionaire to resume the normal operation of the conceded business within a prescribed period.

4. If the Subconcessionaire does not want to or is not able to resume operation of the conceded business, or even though the operation of the conceded business is resumed, serious chaos or insufficiency continues to occur in its organization and operation, the government, may announce to discharge this Subconcession Contract unilaterally on the basis that this Subconcession Contract is not performed.

Article 80

Unilateral Discharge

1. In case of the Subconcessionaire’s failure to perform its basic obligations in accordance with the laws or the provisions contained herein, the government, without having to consult the Concessionaire, may terminate the concession by unilateral discharge of this Subconcession Contract due to failure to perform.

2.	Major reasons for unilateral discharge of this Subconcession Contract shall be, especially:

(1)	Deviation from the subject matter of the subconcession due to operation of gaming without permission or operation of business which do not fall within the business scope of the Subconcessionaire;

(2)	waiver of operation of the conceded business or. suspension of operation of the conceded business without reasonable grounds for more than seven consecutive days or more than fourteen non-consecutive days within one calendar year;

(3)	temporary or definite transfer of all or part of the operation in violation of provisions concerning the concession system specified in Article 6;

(4)	failure to pay the taxes, premiums, levies or other returns payable to the Macau SAR as stipulated in the concession system specified in .Article 6 and not impugned within the statutory time limit;

(5)	refusal or failure of the Subconcessionaire to re-gain the subconcession in accordance with the provisions of paragraph

(4) of the preceding Article or subsistence of conditions that may lead to temporary administrative participation notwithstanding that the subconcession has been re-gained;

(6)	repeated objections to the implementation of supervision and inspection power by the government or repeated failure to comply with government decisions, especially the instructions of the GICB;

(7)	systematic non-compliance with the basic obligations included in the concession system specified in Article 6;

(8)	failure to provide or supplement guarantee deposit or guarantees specified in this Subconcession Contract as required and within the prescribed period;

(9)	bankruptcy or insolvency of the Subconcessionaire;

(10)	carrying out any serious fraudulent activity whose purpose is to jeopardize the public interests;

(11)	serious and repeated violation of the implementation rules for carrying out casino games of chance or games of other forms or damage to the fairness of casino games of chance or games of other forms;

(12)	granting to any other legal person managing powers over the Subconcessionaire in order to operate casino games of chance or any other games in casino, or granting a subconcession, in whole or in part, of this Subconcession, or entering into any agreement to obtain the same effect.

(13)	The non compliance with the obligation referred to in Article 16(10) to transfer the shares, within ninety days, for which the controlling shareholder is liable for.

3. Without prejudice to the provisions of Article 83, in the occurrence of any of the situations specified in the preceding paragraph or any other situations which may cause the unilateral discharge of this Subconcession Contract in accordance with the provisions of this Article due to failure to perform, the government shall notify the Subconcessionaire to fully perform its obligations and remedy or indemnify the results caused by its behaviors within a prescribed period, except for those situations which cannot be remedied.

4. If the Subconcessionaire fails to perform its obligations or correct or indemnify the results caused by its behaviors in accordance with the provisions as stipulated by the government, the government may unilaterally discharge this Subconcession Contract upon notification to the Subconcessionaire and to the Concessionaire. The government may also notify, in writing, the entity which has undertaken to provide finance to the investment to be made and the obligations to be borne by the Subconcessionaire, in accordance with and for the purposes stated on the concessions legal framework referred to in Clause 6, related to the financial capacity.

5. Notice to the Subconcessionaire in connection with the decision to discharge this Subconcession Contract as specified in the preceding paragraph shall be effective immediately without going through any other procedures.

6. In case of emergency and where the delay in the process of remedying the non-performance as specified in paragraph 3 is unbearable, the government may immediately perform temporary administrative participation in accordance with the provisions of the preceding Article without prejudice of due compliance with such process and the provisions of paragraph 4.

7. The Subconcessionaire shall be liable for damages to the Macau SAR as a result of the unilateral discharge of this Subconcession Contract in accordance with the provisions of this Article due to failure to perform, the damages shall be calculated in accordance with the general provisions of the laws.

8. The unilateral discharge of this Subconcession Contract due to failure to perform will result in the immediate attribution of the ownership of the casinos and the equipment and utensils used for gaming, even though they do not locate at the casinos, to the Macau SAR without compensation.

Article 81

Expiration/Forfeiture

1.This Subconcession Contract shall become invalid at the expiration of the term as stipulated in Article 8 and the contractual relationship between the parties to this Subconcession Contract shall terminate, without prejudice to the survival of applicable provisions contained herein after the expiration of the subconcession term.

2. In case of the occurrence of the invalidity as stipulated in the preceding paragraph, the Subconcessionaire shall be fully responsible for the effectiveness of the termination of the contracts to which it is a party and the Macau SAR shall not bear any responsibilities in this regard.

CHAPTER 20

AMENDMENT AND MODIFICATION OF CONTRACT

Article 82

Amendments To The Subconcession Contract

1. Notwithstanding the authorization of the Government, this Contract may be amended after negotiations between the Concessionaire and the Subconcessionaire, in accordance with the law.

2. The Concessionaire hereby agrees with any future amendments to this Subconcession Contract agreed between the government and the Subconcessionaire provided that they do not increase the obligations of the Concessionaire.

3. The amendment to this Subconcession Contract and to any Amendments to this Subconcession Contract shall be made in compliance with the procedures set forth by the Government.

CHAPTER 21

PHASES PRIOR TO LEGAL PROCEEDINGS

Article 83

Consultation Prior to Legal Proceedings

1. The government, the Concessionaire and the Subconcessionaire, or the government and the subconcessionaire or the government and the Concessionaire shall resolve through consultation issues or disputes arising between the parties on the validity, application, execution, interpretation of the rules governing this Subconcession Contract.

2. The occurrence of issues shall not exempt the Subconcessionaire and/or the Concessionaire from timely and full performance of the provisions of this Subconcession Contract and the government decisions notified to the Subconcessionaire according to the provisions contained herein or permit the Subconcessionaire to suspend the development of any aspect of its business. The relevant development shall continue to be made according to the provisions in effect on the date the issue is brought up.

3. The provisions of the preceding paragraph regarding the performance by the Subconcessionaire and/or the Concessionaire of the government decisions shall also apply to the succeeding decisions made on the same matter even if such decisions are made after the date the consultation starts, provided that the first decision of such succeeding decisions is notified to the Subconcessionaire and/or the Concessionaire, respectively, prior to the date the consultation starts.

CHAPTER 22

FINAL PROVISIONS

Article 84

Obtaining of Approvals, Licenses or Permits

1. This Subconcession Contract shall not exempt the obligations of the Subconcessionaire to submit applications, pay fees and/or take measures for the purpose of obtaining the approvals, licenses or permits necessary for the operation of any aspect of its business or the performance of its obligations hereunder and shall not exempt the Subconcessionaire from abiding by or compliance with all requirements necessary for obtaining such approvals, licenses or permits and maintaining the effectiveness thereof.

2. If any approval, license or permit set forth in the preceding paragraph is revoked, void, suspended or abolished or no longer be effective due to any reason, the Subconcessionaire shall notify the government immediately and state the measures taken or to be taken in order to re-gain such approval, license or permit or make such approval, license or permit effective again.

3. None of the provisions contained herein shall be construed as replacing the statutory provisions or contracts on obtaining any approval, license or permit.

Article 85

Industrial Property Rights and Intellectual Property Rights

1. In operating its business, the Subconcessionaire shall respect the industrial property rights and intellectual property rights according to the existing laws of the Macau SAR, and independently assume liabilities for infringement upon such property rights.

2. As a condition precedent to the issuance of approvals, licenses and permits, especially those relating to the performance of the investment plans attached to this Subconcession Contract, the Subconcessionaire shall comply with all industrial property rights and intellectual property rights.

3. The Subconcessionaire shall assign to the Macau SAR free of charge, research, drafts, plans, drawings, documents or other materials of any nature that are necessary or helpful for the Subconcessionaire to perform the duties hereunder or to exercise the rights granted hereunder.

4. Upon the request of the Macau SAR, the Subconcessionaire must prepare any kind of document or declaration to confirm or register the rights set forth in the preceding paragraph.

5. If the industrial property rights or intellectual property rights transferred or to be transferred to the Macau SAR according to this Article are infringed, and the Subconcessionaire has not solved any dispute with a third person over such infringement, the Macau SAR may interfere with such dispute to safeguard such property rights. The Subconcessionaire shall provide all assistance required for such purpose.

Article 86

Notices, Announcements, Permits and Approvals

1. Unless otherwise provided, the notices, announcements, permits and approvals as referred to herein must be made in writing and delivered in the following method:

(1)	delivered in person, but the signature of the recipient is a must;

(2)	sent by fax, but the receipt of the fax is a must;

(3)	sent by registered mail with return receipt request.

2. Permits granted by the, government shall be prior permits and may be conditional.

3. No answers to the application for permits and approvals or other requests made by the Subconcessionaire and/or the Concessionaire shall be deemed as being rejected;

4. For the applicability of the provisions of this Subconcession Contract, the following address and place for receiving faxes shall be deemed as the domicile of the Government, the Concessionaire and Subconcessionaire hereto:

The Macau SAR:

Gambling Inspection and Coordination Bureau

21st Floor, China Plaza,

No. 762-804, Av. da Praia Grande, Macau

Fax: 370296

Concessionaire: Wynn Resorts (Macau) S.A.

Address: Alameda Dr. Carlos D´Assumpção, n.ºs 335 a 341, Edificio Centro Hotline, 9º andar, Macau

Fax: 8965500

Subconcessionaire: PBL Diversôes (Macau) S.A.

Address: Av. Dr. Mario Soares, n.° 25, Edificio Montepio, Apartamento 25, 1° andar,

Comp. 13, Macau.

Fax: 713883

5. Upon prior notice to the other parties, the Government, the Concessionaire and the Subconcessionaire may amend the aforesaid address and place for receiving faxes.

Article 87

Prohibition of Act Limiting Competition

1. The Subconcessionaire must conduct its business in positive and fair competition, subject to the inherent principles of market economy.

2. The Subconcessionaire has the obligation not to execute agreements or conduct agreed acts with other concessionaires, or other Subconcessionaires or managing companies operating in Macao SAR, as to operating casino games of chance or games of other forms, or companies of the relevant group that may hinder, restrict or jeopardize competition in any manner.

3. The Subconcessionaire has the obligation not to misuse the leading position it has in the market or the considerable market share it has in order to hinder, restrict or jeopardize competition.

Article 88

Gaming Intermediaries

The Subconcessionaire must assume liabilities to the government for the activities conducted in the casinos and other gaming areas by the gaming intermediaries registered in its company, its directors and cooperative parties. Accordingly, it shall supervise the activities of such intermediaries, directors and cooperative parties.

Article 89

Promotion of the Facilities of the Subconcessionaire

1. The Subconcessionaire has the obligation to conduct publicity and marketing activities with respect to its facilities, especially the casinos, within and outside the Macau SAR.

2. The government and the Subconcessionaire shall have the obligations to coordinate the work and activities in promoting Macau outside the territory of Macau when they conduct their publicity and marketing work and activities.

3. Without permission of the government, the Subconcessionaire has the obligation not to allow the use of the image of its casinos or other places and adjacent areas, for operating the conceded business or a large amount of introductory explanations implying the same in the website or website address of the Internet or any other place used for promoting interactive gambling.

Article 90

Contents Incorporated in the Subconcession Contract

The content of the executive summary submitted by the Subconcessionaire to the Government shall be deemed as being incorporated in this Subconcession Contract, except to the extent expressly or implicitly overriden by this Subconcession Contract.

Article 91

Chips Used in the Operation of Conceded Business

1. The Subconcessionaire must abide by the guidance of the government when it issues chips of any kind or nature and puts them into circulation.

2. Without prejudice of the maximum amount being determined by the government, the amount of chips issued and put in circulation does not depend upon permission of the government.

3.	The Subconcessionaire guarantees to pay by cash, check or equivalent credit proof for the chips put into circulation.

4. With respect to all chips put into circulation, the Subconcessionaire must provide cash and proof of high solvency to maintain solvency ratio, establish reserve funds and abide by the prudent rules stipulated by the government at any time in order to ensure the prompt payment for the chips.

Article 92

Confidentiality

1. Documents prepared by the Government, the Concessionaire and the Subconcessionaire for the implementation of the concessions legal framework referred to in Article 6 or performance of the provisions of this Subconcession Contract shall have the nature of confidentiality, which may be provided to a third party only upon the permission of the Government.

2. The government, the Concessionaire and the Subconcessionaire shall take necessary measures so that their staff is bound by the obligation of confidentiality.

3. The government, the Concessionaire and the Subconcessionaire shall urge others who are able to get access to or may get access to confidential documents to comply with the obligation of confidentiality, especially those being able to do so through consultant contracts, labor provision contracts or other contracts.

4. The Concessionaire and the Subconcessionaire shall keep the confidentiality of this contract, and of any other documents that may reveal its content, and shall only reveal it to third parties upon permission of the government.

5. It is not included within the confidentiality referred in number 1 and 4 above, any documents, information or materials that may be reasonably requested by judicial order, by any gaming regulator agency of other jurisdiction or by a stock regulator agency; however, the Concessionaire or the Subconcessionaire, as the case may be, must inform the government.

6. The Concessionaire and the Subconcessionaire are also exempted of this confidentiality obligation referred in number 1 and 4 above, for any documents, information or materials that they deem necessary to present to any financial institution, lawyer, accountant, or consulting entity, provided that this confidentiality is extended to those parties.

7. After obtaining authorization referred in number 4 above, the Concessionaire or the Subconcessionaire, as the case may be, shall urge to take all necessary actions in order to guarantee that anyone that has or will become aware of the content of this Subconcession Contract, including any related documents that may reveal its content, are bind to this confidentiality.

Article 93

Complaint Book

1. The Subconcessionaire shall set up a complaint book particularly for complaints in connection with the operation of casino games of chance or games of other forms, and ensure such complaint book for use by customers in the casinos and other gaming areas.

2. The Subconcessionaire shall post notices in the casinos and other gaming areas in an outstanding manner, stating the existence of the complaint book.

3. The Subconcessionaire shall submit a copy of the complaints written in the complaint book to the government in 48 hours, together with a report on such complaints prepared by the Subconcessionaire.

Article 94

Termination of the Concession

1. The termination of the concession granted to the concessionaire before the date foreseen in article 8 of this Subconcession Contract shall not determine the termination of the subconcession granted under this Subconcession contract.

2. In the case mentioned in the preceding paragraph, the Government shall use its best efforts to transfer the position of the concessionaire in this Subconcession Contract to another concessionaire for the operation of games of chance and other games in casino.

CHAPTER 23

TRANSITIONAL PROVISIONS

Article 95

Occupational Training Plan

1. The Subconcessionaire must prepare the occupational training plan for employees who hold posts in the operation of the business covered by the subconcession within the time limit prescribed by the government.

2. The Subconcessionaire must deliver to the government any other additional documents or materials with respect to the plan referred to in the preceding paragraph within the stipulated time limit.

Article 96

Deposit of the Company‘s Share Capital

The Subconcessionaire shall undertake to keep its share capital deposited with a local credit institution or a branch or subsidiary of a credit institution permitted to be operated in the Macau SAR and such share capital shall not be transferred before the commencement of business of the Subconcessionaire. The date which is expressly acknowledged by the government through the order of the Secretary for Economy and Finance to be the date of the commencement of business of a Subconcessionaire shall be deemed to be the date of the commencement of business of such Subconcessionaire.

Article 97

Managing Director Designated

1. The government shall, by no later than fifteen days after the conclusion of this Subconcession Contract, notify the Subconcessionaire whether to permit the candidate specified in Annex 1 of the Administrative Regulations No. 26/2001 submitted by the Subconcessionaire to act as the managing director of the Subconcessionaire.

2. The provisions of paragraphs 1 and 2 of Article 21 are applicable to the act of granting the management power of the Subconcessionaire for the first time to the managing director after the conclusion of this Subconcession Contract.

Article 98

Bank Accounts

The Subconcessionaire shall, by no later than seven days after the conclusion of this Subconcession Contract, submit to the government the documents setting forth all bank accounts and the relevant balance in the name of the Subconcessionaire to the government.

Article 99

Declaration of the Obligations of Cooperation

The Subconcessionaire shall take measures to obtain a declaration executed by every shareholder holding 5% or more of the capital of the Subconcessionaire, every director and major employee holding key post in the casinos and every controlling shareholder, including the ultimate controlling shareholders of the Subconcessionaire, stating that such persons are willing to be bound by a special obligation to cooperate with the government. Accordingly, they shall undertake to provide any documents, information, materials or evidence and give any permission upon request. The Subconcessionaire shall submit to the government such declaration by no later than fifteen days after the execution of this Subconcession Contract.

Article 100

Fixed Portion and the Variable Portion of the Premium

1. The due portion of the fixed part of the annual premium referred to in Article 47, will only be due from June 26’ of the year 2009, unless, until then, the Subconcessionaire begins to operate a casino or a gaming area within the Resort-Hotel-Casino referred to in the investment plans attached to this Subconcession contract. If so, the fixed part of the premium shall be due from that moment on.

2. The payment of the variable part of the annual premium referred to in Clause 47 will only be due after the date the Subconcessionaire begins operating either in temporary facilities or in the facility referred to in the preceding paragraph; to allow the Government to calculate the variable part of the annual premium, the Subconcessionaire shall, within ten days before opening its first casino or first gaming area, submit to the government a list which will set forth the number of gaming tables and the number of electrical or mechanical gaming machines including “slot machines” and the locations proposed to be operated by the Subconcessionaire in that year.

3. If the Subconcessionaire opens its first casino or gaming area in a temporary facility, the amount of the variable part of the annual premium cannot be less than the amount that the long-term operation of 20 gaming tables, namely of those located in special gaming halls or areas reserved exclusively to certain kinds of games or to certain players and the long-term operation of 20 gaming tables not reserved exclusively to certain kind of games or to certain players, until the opening of the casino or gaming area on the facility referred to in paragraph I above.

4. The amounts of the variable part of the annual premium referred to in Article 47(5) will be subject to renegotiations between the government and the Subconcessionaire from the third year after the conclusion of this Subconcession contract on.

Article 101 of the Articles of Association and of the Shareholders Agreement

The government shall, by no later than sixty days after the conclusion of this Subconcession contract, notify the Subconcessionaire whether the Articles of Association of the Subconcessionaire and its shareholders agreement have been approved.

Article 102

Proxy and Powers of Attorney

The Subconcessionaire shall, by no later than fifteen days after the conclusion of this Subconcession contract notify the government of all and any existing power of attorney or appointment of representatives for granting, on the basis of a stable relationship, the right to establish the legal acts relating to the operation of the enterprise in the name of the Subconcessionaire, so that the government may grant its permission. Save that this paragraph shall not apply to the power to handle routine matters especially with public departments or authorities, or to provide, within the same time frame referred to above, a statement certifying its non existence.

Article 103

Existing Participation in the Operation of Casino Games of Chance

and Gaming of Other Forms in Other Jurisdiction

The Subconcessionaire shall, by no later than fifteen days after the conclusion of this Subconcession contract notify the government of the existing participation in the operation of casino games of chance or gaming of other forms in any other jurisdiction by any of its directors and controlling shareholders, including the ultimate controlling shareholders, or all shareholders directly or indirectly holding “the equivalent of 10% or more of the share capital of the Subconcessionaire, including the participation through a management contract.

Article 104

Composition of the Corporate Bodies of the Subconcessionaire

The Subconcessionaire shall, by no later than seven days after the conclusion of this Subconcession contract notify the government of the composition of its Board of Directors, shareholders’ meetings and Supervisory Board and other corporate bodies on the day of execution of this Subconcession Contract.

Article 105

Structure of Shareholders and Share Capital

1. The Subconcessionaire shall, by no later than seven days after the conclusion of this Subconcession contract, submit to the government a document with the shareholders’ structure of the Subconcessionaire on the day of execution of this Subconcession Contract.

2. The Subconcessionaire shall, by no later than seven days after the conclusion of this Subconcession contract, submit to the government the structure of share capital of a legal person, especially a company, owning 5% or more of the share capital of the Subconcessionaire, and the share capital of a legal person owning 5% or more of the share capital of such legal person, and so on up to the share capital of a natural person or legal person that is an ultimate shareholder on the day of execution of this Subconcession Contract.

3. The Subconcessionaire shall, by no later than fifteen days after the conclusion of this Subconcession contract, submit to the government a declaration for the year 2006 as specified in paragraph 2 of Article 19.

Article 106

“Most favorable nation”

If the Macau SAR grants new concessions for operating casino games of chance or games of other forms under conditions that are, in global terms, more favorable than those specified in this Subconcession Contract, then the Macau SAR shall also extend them to the Subconcessionaire by amending this Subconcession Contract.

Article 107

Amendment to the Percentage of Allocation

The percentages specified in Articles 48 and 49 shall be amended by the government and the Subconcessionaire in 2010.

Article 108

Effectiveness

This Subconcession Contract shall be written in the two official languages and become effective as of 8 September, 2006.

This Contract has been read by the signatories present and the contents of this Contract have been explained and, as it corresponds to their will, it is going to be signed.

This Subconcession Contract is going to be executed in three counterparts, one of which will be to the Concessionaire, another to the Subconcessionaire and the other to the government of the Macau SAR.

Macau, 8 September, 2006.

For and on behalf of the Concessionaire	For and on behalf of the Subconcessionaire

Stephen Wynn	Rowen Craigie
Certified Signature	Certified Signature

ANNEX TO THE SUBCONCESSION CONTRACT

Investment Plans

Without prejudice of Clause 39 of this Subconcession Contract, the Subconcessionaire shall implement, namely:

•	One Resort-Hotel-Casino complex, to be concluded and open to the public in December 2010;

•	One “City Club”, in Taipa.

Total amount: 4.000.000.000,00 (Four Billion Patacas) to be invested within a maximum of 7 (seven) years counting from the signature of this Subconcession Contract.